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Exhibit 99.1

[SMURFIT-STONE LOGO]

FOR IMMEDIATE RELEASE

Contact:	Timothy McKenna (investors) 312-580-4637 Meg Gallagher (media) 312-580-2289 www.smurfit-stone.com

SMURFIT-STONE REPORTS 3rd QUARTER 2003 RESULTS

CHICAGO, October 29, 2003—Smurfit-Stone Container Corporation (Nasdaq: SSCC) reported a net loss available to common shareholders of $47 million, or $0.19 per diluted share, for the third quarter of 2003. These results include a previously announced litigation charge of $.15 per diluted share pertaining to certain antitrust class actions and related cases.

        The third quarter loss compares to net income available to common stockholders of $43 million, or $0.17 per diluted share, for the third quarter of 2002. Sales for the three month period were $1.94 billion, comparable to sales in the year-ago third quarter.

        For the first nine months, Smurfit-Stone reported a net loss available to common shareholders of $88 million, or $0.36 per diluted share, compared with net income a year ago for the same period of $69 million, or $0.28 per diluted share. Sales for the nine months were $5.81 billion, compared with $5.56 billion in the year-ago nine month period.

        Commenting on the quarter, Patrick J. Moore, chairman, president and chief executive officer, said, "From an operating standpoint, Smurfit-Stone's third quarter performance was in line with our expectations. Demand for corrugated packaging was sluggish in the first part of the quarter, but showed signs of improvement by the middle of September. In addition, corrugated container prices remained relatively stable in a very competitive environment. The company also benefited from slight seasonal strengthening in consumer packaging demand during the period."

        Profits in the containerboard and corrugated container segment were substantially lower in the third quarter compared to year-ago levels, primarily as a result of lower prices on open market board sales, higher energy and employee benefit costs, and lower operating rates. Segment results were negatively affected by production disruptions and cleanup costs from hurricane damage at the company's two Virginia mills.

        Comparing the third quarter to the second quarter, the company's domestic container shipments on a per day basis were stable. Box pricing remained relatively flat. The company took substantial downtime to address the sluggish demand environment. The company's containerboard mill operating rate for the third quarter was 85.9 percent, compared to 90.4 percent for the second quarter and 93.2 percent for the prior year period.

        Consumer packaging profits for the third quarter fell below year-ago levels, though profits were up sequentially, reflecting lower fiber and energy costs, the benefits of an acquisition, and pricing improvement. However, the business continues to confront ongoing price and cost pressures.

        The third quarter interest expense was $85 million, down $2 million from year-ago levels. For the first nine months of 2003, interest expense was $256 million, down $11 million from the same period last year. Capital spending was $41 million in the three month period. Total debt at the end of the quarter was $4,827 million, up slightly from the second quarter but below year-end 2002 levels.

        Smurfit-Stone recently announced several steps to further rationalize operations and reduce costs in the company's containerboard mill, boxboard mill and converting businesses. The company will permanently close its Thunder Bay, ON, recycled medium mill; idle one of two paper machines at its Jacksonville, FL containerboard mill; and permanently shut down one of two machines at its Philadelphia, PA, boxboard mill. These actions will reduce the company's production capacity by approximately 515,000 tons of containerboard and about 70,000 tons of boxboard. Moore added, "While very difficult, these rationalization and cost cutting decisions are necessary in today's market environment. This will better position our company for long-term growth and success."

        Commenting on the outlook, Moore said, "We've begun to see seasonal pickup in demand, although the overall economic recovery has yet to have a significant impact on our business. In the months ahead, we will continue to contend with modest pricing pressures, the impact of a stronger Canadian dollar and seasonally lower volumes. These factors will likely result in a larger loss from operations in the fourth quarter."

# # #

Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 260 facilities, located primarily in the US, Canada and Mexico, and employs approximately 37,500 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

SMURFIT-STONE CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net sales	$1,944	$1,936	$5,809	$5,562
Costs and expenses	1,933	1,806	5,670	5,215

Income from operations	11	130	139	347
Interest expense, net	(85)	(87)	(256)	(267)
Loss on early extinguishment of debt		(26)	(3)	(32)
Other, net		12	(31)	12

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(74)	29	(151)	60
Benefit from (provision for) income taxes	29	(10)	70	(22)

Income (loss) from continuing operations before cumulative effect of accounting change	(45)	19	(81)	38
Discontinued operations:
Income from discontinued operations, net of income taxes		4	6	17
Gain on disposition of discontinued operations, net of income taxes		22		22

Income (loss) before cumulative effect of accounting change	(45)	45	(75)	77
Cumulative effect of accounting change
Asset retirement obligations, net of income taxes			(5)

Net income (loss)	(45)	45	(80)	77
Preferred stock dividends and accretion	(2)	(2)	(8)	(8)

Net income (loss) available to common stockholders	$(47)	$43	$(88)	$69

Basic earnings per common share
Income (loss) from continuing operations before cumulative effect of accounting change	$(0.19)	$0.07	$(0.36)	$0.12
Discontinued operations		0.02	0.02	0.07
Gain on disposition of discontinued operations		0.09		0.09
Cumulative effect of accounting change			(0.02)

Net income (loss) available to common stockholders	$(0.19)	$0.18	$(0.36)	$0.28

Weighted average shares outstanding	246	245	246	244
Diluted earnings per common share
Income (loss) from continuing operations before cumulative effect of accounting change	$(0.19)	$0.07	$(0.36)	$0.12
Discontinued operations		0.01	0.02	0.07
Gain on disposition of discontinued operations		0.09		0.09
Cumulative effect of accounting change			(0.02)

Net income (loss) available to common stockholders	$(0.19)	$0.17	$(0.36)	$0.28

Weighted average shares outstanding	246	246	246	246

SMURFIT-STONE CONTAINER CORPORATION
PRODUCTION AND SHIPMENTS

	2003				2002
	1st Qtr	2nd Qtr	3rd Qtr	Year-to-date	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full Year
Containerboard Mill Production (M tons)
North America*	1,807	1,833	1,760	5,400	1,595	1,674	1,744	1,847	6,860
International—Discontinued	113	0	0	113	105	109	114	106	434

Total	1,920	1,833	1,760	5,513	1,700	1,783	1,858	1,953	7,294
SBS / Bleached Board Production (M tons)	78	73	68	219	72	79	74	71	296
Coated Boxboard Production (M tons)
North America	147	146	148	441	149	137	152	144	582
International—Discontinued	19	0	0	19	17	18	17	19	71

Total	166	146	148	460	166	155	169	163	653
Kraft Paper Production (M tons)	65	71	75	211	66	71	72	74	283
Market Pulp Production (M tons)	132	127	110	369	145	135	154	133	567
Corrugated Shipments (BSF)
North America*	19.7	21.5	21.7	62.9	19.2	20.5	20.7	20.3	80.7
International—Continuing	0.1	0.2	0.2	0.5	0.1	0.2	0.1	0.2	0.6
International—Discontinued	3.2	0.0	0.0	3.2	3.0	3.1	3.2	3.0	12.3

Total	23.0	21.7	21.9	66.6	22.3	23.8	24.0	23.5	93.6
Folding Carton Shipments (M tons)	129	128	131	388	122	125	133	124	504
Multiwall Bag Shipments (MM bags)	277	290	292	859	271	300	303	288	1,162
Fiber Reclaimed and Brokered (M tons)	1,678	1,655	1,618	4,951	1,632	1,638	1,675	1,637	6,582

*
Containerboard mill production includes the Stevenson mill beginning in the 4th quarter of 2002. Corrugated shipments include the plants acquired with the Stevenson mill beginning in the 4th quarter of 2002, and 100% of Smurfit-MBI beginning in the 2nd quarter of 2003.

SSCC SUPPLEMENTARY FINANCIAL INFORMATION
($ Millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
Segment Results	Containerboard & Corrugated Containers	Consumer Packaging	Other	Total	Containerboard & Corrugated Containers	Consumer Packaging	Other	Total
2003
Revenues	1,447	421	76	1,944	4,342	1,241	226	5,809
Segment profit (loss)	65	25	(164)	(74)	195	65	(411)	(151)
2002
Revenues	1,402	424	110	1,936	4,067	1,236	259	5,562
Segment profit (loss)	134	31	(136)	29	342	93	(375)	60
Balance sheet	9/30/03	6/30/03	3/31/03	12/31/02
Total debt	4,827	4,811	4,872	5,002
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Cash Flows
	2003	2002	2003	2002
Depreciation and depletion	103	99	309	298
Expenditures for property, plant and equipment (excluding acquisitions)	41	60	157	143

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SMURFIT-STONE CONTAINER CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except per share data)
SMURFIT-STONE CONTAINER CORPORATION PRODUCTION AND SHIPMENTS
SSCC SUPPLEMENTARY FINANCIAL INFORMATION ($ Millions)